INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2018.

PROVIDES UPDATE ON ENHANCED TRANSFORMATION AND GROWTH PLAN,
INTRODUCES FULL YEAR 2019 GUIDANCE

ELYRIA, Ohio - (February 13, 2019) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today announced its financial results for the fourth quarter and year ended December 31, 2018.
Highlights for the Fourth Quarter 2018

•	Reported net sales decreased 2.3% to $244.6 million, and constant currency net sales(a) were flat compared to 4Q17.*

•
Consolidated constant currency sequential net sales(b) increased 0.9% compared to 3Q18. Increases in the Europe and Asia/Pacific segments were partially offset by decreases in the North America/Home Medical Equipment ("NA/HME") and Institutional Products Group ("IPG") segments, primarily due to previously guided declines in respiratory and lifestyle product sales.

•
Gross margin as a percentage of net sales increased 60 basis points to 27.9% compared to 4Q17, primarily as a result of reduced warranty costs partially offset by increased freight costs and rising material costs associated with U.S. tariffs.

•
Operating loss was $1.1 million, an improvement of $6.8 million compared to 4Q17, primarily related to a $5.7 million decrease in SG&A expenses, principally attributable to employment costs, and a $1.5 million decrease in restructuring costs.

•	GAAP loss per share was $0.04, and adjusted net loss per share(c) was $0.16. GAAP loss per share for 4Q18 benefited from a net gain on convertible debt derivatives.

•
Free cash flow(d) of $1.1 million was $19.5 million lower than 4Q17 as a result of increased accounts receivable balances and expected temporary increase in inventory related to reduced net sales of respiratory products in NA/HME and facility consolidation production transfers in Europe.

•	EBITDA(e) was $3.1 million, an improvement of $7.0 million compared to 4Q17.

* Date format is quarter and year in each instance.

Key Financial Results for the Fourth Quarter 2018

(in millions USD)	4Q18	4Q17	$ Change	% Change
Net Sales	$244.6	$250.4	$(5.8)	(2.3)%
Constant Currency Net Sales	$250.3	$250.4	$(0.1)	—%
Gross Margin % of Net Sales	27.9%	27.3%		60 bps
Gross Profit	$68.2	$68.3	$(0.1)	(0.1)%
Constant Currency SG&A(f)	$68.0	$72.7	$(4.7)	(6.5)%
Operating Loss	$(1.1)	$(7.9)	$6.8	86.0%
Free Cash Flow	$1.1	$20.6	$(19.5)	(94.6)%
EBITDA	$3.1	$(3.9)	$7.0	177.3%

Highlights for the Full Year 2018

•	Reported net sales increased 0.6% to $972.3 million and constant currency net sales decreased 1.8% compared to 2017.

◦	In line with previous guidance, Europe constant currency net sales for the year declined 0.2% as the company strategically reduced sales of less profitable products.

◦
Constant currency net sales declines in North America were attributable to previously guided declines in sales of respiratory and lifestyle products impacted by reimbursement changes. These declines were partially offset by constant currency net sales growth of 8.0% in NA/HME of mobility and seating products.

•
Gross margin as a percentage of net sales decreased 40 basis points to 27.5% compared to 2017, principally as a result of rising material costs associated with U.S. tariffs, higher freight costs incurred in NA/HME and Europe, and unfavorable operational variances in Europe associated with production transfers.

•
Operating loss was $18.3 million, an improvement of $21.9 million compared to 2017, primarily related to a $14.9 million decrease in SG&A expenses, principally attributable to lower employment costs, and an $8.8 million decrease in restructuring costs.

•	GAAP loss per share was $1.33, and adjusted net loss per share was $1.32. GAAP loss per share for 2018 benefited from a net gain on convertible debt derivatives.

•
Free cash flow usage was $52.7 million compared to $40.0 million usage in 2017 as improved operating income was more than offset by cash used to fund working capital. Free cash flow usage was higher than previously guided due to temporarily higher inventory related to facility consolidation production transfers in Europe and reduced respiratory sales in NA/HME, the latter believed to have been impacted by market uncertainty due to changes in reimbursement related to the Centers for Medicare and Medicaid Services (CMS) expanding bid areas to more providers.

Key Financial Results for the Full Year 2018

(in millions USD)	YTD 18	YTD 17	$ Change	% Change
Net Sales	$972.3	$966.5	$5.9	0.6%
Constant Currency Net Sales	$949.3	$966.5	$(17.2)	(1.8)%
Gross Margin % of Net Sales	27.5%	27.9%		(40) bps
Gross Profit	$267.7	$269.3	$(1.6)	(0.6)%
Constant Currency SG&A(f)	$276.9	$296.8	$(19.9)	(6.7)%
Operating Loss	$(18.3)	$(40.2)	$21.9	54.4%
Free Cash Flow	$(52.7)	$(40.0)	$(12.7)	(31.8)%
EBITDA	$(2.2)	$(25.2)	$23.1	91.5%

Executive Summary
Reflecting on 2018, Matt Monaghan, chairman, president and chief executive officer, commented, "We continued to execute on our strategy to return to growth and profitability, and we are proud of the many accomplishments we delivered during the year. We increased our commercial effectiveness in mobility and seating in NA/HME post-consent decree, launched innovative new products, meaningfully reduced SG&A expense, and continued to simplify our supply chain structure.
Europe continues to be the largest and strongest part of our portfolio. We realized net sales growth in the fourth quarter despite strategically reducing sales of less profitable products across Europe during the year. We look forward to continued growth from recent new product introductions in mobility and seating and lifestyles.
In NA/HME, we are excited about the growth opportunities in mobility and seating as reported net sales increased 8.5% for the year, with additional new product introductions expected in 2019. We also took deliberate actions during the fourth quarter to help offset adverse impacts from tariffs, and we continue to identify long-term alternative supply chain opportunities to further reduce material cost.
We were pleased to see the results of the IPG and Asia/Pacific segments, which continued to do well.
Looking ahead, we are well positioned to implement our enhanced transformation and growth plan, which we expect will accelerate operational improvements, including a return to profitability in NA/HME. I am confident that 2019 will be a positive period in the company's journey."
Commenting on the company’s financial results for the fourth quarter and year ended December 31, 2018, Kathy Leneghan, senior vice president and chief financial officer, stated, “Improved sales in Europe and in NA/HME of mobility and seating products, coupled with declining SG&A expense, drove stronger profitability in the quarter compared to 4Q17. We are exiting 2018 with momentum from our transformation initiatives and expect continued improvement in profitability in 2019 and beyond.
Free cash flow usage exceeded our guidance for the year. The benefit of reduced segment operating loss was offset by temporarily higher inventory levels related to facility consolidation production transfers in Europe and anticipated reduction in respiratory product sales in NA/HME. We expect inventory levels related to these two specific items will return to normal levels during the first half of 2019."

4Q18 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	4Q18	4Q17	Reported % Change	Constant Currency % Change	4Q18	4Q17	% Change
Europe	$144.0	$144.1	(0.1)%	3.3%	$9.1	$9.0	1.4%
NA/HME	73.3	79.4	(7.7)	(7.3)	(9.4)	(8.6)	(9.7)
IPG	14.2	13.8	3.1	3.3	1.9	1.3	53.6
Asia/Pacific	13.1	13.1	(0.3)	4.3	1.5	0.1	1,024.6

Europe - Constant currency net sales increased 3.3% compared to 4Q17 driven by increases in mobility and seating and lifestyle product sales partially offset by decreased sales of respiratory products. Constant currency sequential net sales improved 1.1%. Operating income increased 1.4% compared to 4Q17 principally due to volume increases, favorable sales mix and reduced warranty expense partially offset by unfavorable manufacturing variances, increased freight costs, and increased SG&A expenses. Unfavorable manufacturing variances related to production transfers were $0.4 million for 4Q18.

North America/Home Medical Equipment (NA/HME) - Constant currency net sales decreased 7.3% compared to 4Q17. Mobility and seating net sales growth of 5.0% was more than offset by decreases in respiratory and lifestyle product sales. Compared to 3Q18, constant currency sequential net sales decreased 0.5% primarily due to lower lifestyle product sales and sequentially flat sales of respiratory products due to the then-impending reimbursement changes, which decreased provider purchases. Operating loss increased slightly compared to 4Q17 primarily due to reduced gross margin, partially offset by reduced SG&A expense, largely due to lower employment costs. Gross margin was negatively affected by lower net sales and by unfavorable material costs and freight costs both impacted by tariffs. The negative impact of tariffs and related material cost increases was approximately $0.9 million in 4Q18.

Institutional Products Group (IPG) - Constant currency net sales increased by 3.3% compared to 4Q17 primarily attributable to increased sales of patient transport and other lifestyle products and interior design projects. Constant currency sequential net sales decreased by 6.1% compared to 3Q18. Operating income improved compared to 4Q17 principally due to an increase in net sales and reduced warranty and SG&A expenses.

Asia/Pacific - Constant currency net sales increased 4.3% compared to 4Q17 and constant currency sequential net sales increased by 15.8% compared to 3Q18 principally driven by increased sales in mobility and seating and lifestyle products. Operating income improved compared to 4Q17 as a result of a net sales increase and reduced R&D and SG&A expenses, attributable to lower employment costs.
Financial Condition
Key balances on the company's balance sheet and related metrics:

(in millions USD)	December 31, 2018	December 31, 2017	$ Change	% Change
Cash and cash equivalents	$116.9	$176.5	$(59.6)	(33.8)%
Working capital (1)	199.2	238.9	(39.7)	(16.6)
Total debt (2)	299.9	301.4	(1.5)	(0.5)
Long-term debt (2)	297.8	299.4	(1.6)	(0.5)
Total shareholders' equity	359.1	423.3	(64.2)	(15.2)
Credit agreement borrowing availability (3)	33.4	39.9	(6.5)	(16.3)

(1)	Current assets less current liabilities.

(2)	Long-term debt and total debt includes debt issuance costs recognized as a deduction from the carrying amount of debt liability and debt discounts classified as debt or equity.

(3)
Reflects the combined availability of the company's North American and European asset-based revolving credit facilities. The change in borrowing availability is due to changes in the calculated borrowing base.

In 4Q18, the company generated $1.1 million of free cash flow compared to $20.6 million in 4Q17. Free cash flow usage in 2018 was higher than previously guided primarily due to temporarily higher inventory levels related to production transfers in Europe and reduced sales of respiratory products in NA/HME which the company believes were impacted by changes in reimbursement, and increased accounts receivable.
Total debt outstanding as of December 31, 2018 consisted of $270.0 million in convertible debt and $29.9 million of other debt, principally capital lease liabilities. Long-term debt as of December 31, 2018 included an unamortized debt discount of $38.7 million and additional offset for debt fees of $5.6 million related to convertible debt issued in 2017 and 2018. The company has not borrowed under its revolving credit facilities during the last three fiscal years.
The company's cash conversion days(g) at year end 2018 were 64.0 days as compared to 67.1 days at year end 2017 due to reduced days in receivables.
As a result of U.S. tax reform legislation, the company recorded non-cash tax benefits of $2.0 million and $1.6 million in 4Q18 and 4Q17, respectively. The 4Q18 benefit resulted from the effect of indefinite intangibles and a related 2018 indefinite loss carryforward created, due to U.S. tax reform legislation, resulting in a deferred tax benefit. The 4Q17 benefit related to the revaluation of net deferred tax liabilities resulting from the reduction of the US tax rate. The company did not have a deemed repatriation transition tax liability. The company will provide a complete analysis of its tax liabilities in Form 10-K filing in March 2019.

Update on Transformation Plan
In 2018, the company faced additional headwinds in North America, such as tariffs and changes in U.S. reimbursement, which have prompted the company to accelerate its actions to drive growth and improve operations. The company is working to maintain the timeline to achieve the previously disclosed EBITDA targets by late 2020. The enhanced transformation and growth plan balances innovative organic growth, product portfolio changes across all regions, and cost improvements in supply chain and administrative functions. The company has engaged third-party experts to help assess, plan and support the execution of improvement opportunities, in an effort to ensure the best plans are adopted across the entire enterprise.
Key elements of the enhanced transformation and growth plan:

•	Re-evaluate all business segments and product lines for the potential to be profitable and to achieve a leading market position given evolving market dynamics;

•	In Europe, leverage centralized innovation and supply chain capabilities while reducing the cost and complexity of a legacy infrastructure;

•	In North America, adjust the portfolio to support consistent profitable growth, drive faster innovation, and redesign business processes to lower cost and improve customers' experience;

•	In Asia/Pacific, remain focused on sustainable growth and expansion in the southeast Asia region; and

•	Globally, take actions to reduce working capital and improve free cash flow.

Full Year 2019 Guidance and Long-Term Objectives

With consideration to the transformation and growth plan outlined above, the company is updating its previously disclosed long-term EBITDA target of $100 million run-rate by 3Q20. The company now expects to achieve an Adjusted EBITDA(h) run-rate target of $85-$105 million by year-end 2020 with a combination of low single-digit sales growth, gross margin improvements and substantial cost reductions. Certain product lines may be discontinued to focus investment on higher margin profitable areas of growth. The company participates in attractive, growing markets and believes its long-term economic potential remains strong.

The updated guidance range accounts for the still undeveloped nature of tariffs, and the company’s mitigation efforts, as well as CMS national competitive bidding announcements expected early in 2019. While the Adjusted EBITDA measure is comparable to EBITDA, it excludes restructuring charges expected to continue through 2020, and stock compensation expense which is a non-cash charge.

As an interim waypoint, for the full year 2019 the company expects:

•	Adjusted EBITDA of at least $20 million; and

•	Free cash flow usage of $25 million, with 1Q19 free cash flow usage similar to 1Q18.
Adjusted EBITDA performance is expected to benefit from: (1) net sales growth in Europe and NA/HME mobility and seating products, which is anticipated to be offset by year-over-year reduction in respiratory sales in NA/HME impacted by market uncertainty due to recently implemented reimbursement changes; and (2) margin expansion as a result of cost improvement actions. The comparable Adjusted EBITDA performance measure for 2018 was $6.6 million.
Related to free cash flow, the company has historically generated negative free cash flow during the first half of the year. This pattern is expected to continue due to the timing of annual one-time payments such as customer rebates and employee bonuses earned during the prior year, and higher working capital usage from seasonal inventory increases. The absence of these payments and somewhat seasonally stronger sales in the second half of the year typically result in more favorable free cash flow in the second half of the year. In addition, the free cash flow guidance assumes significant improvement in segment operating loss compared to 2018, and the benefit of converting the higher inventory levels at end of 2018 to cash in 2019. It further assumes that these benefits will be partially offset by increased working capital to support growth, especially in NA/HME mobility and seating products with an extended quote-to-cash cycle, higher capital expenditures, and cash needed to fund restructuring actions.
The company believes its strong balance sheet, along with expected operational improvements, will support the company's transformation plans and provide the flexibility needed to address future debt maturities.

Conference Call and Webcast
As previously announced, the company will provide a conference call and webcast on Thursday, February 14, 2019 at 8:30 AM ET for investors and other interested parties to review its fourth quarter and full year 2018 financial results. Those wishing to participate in the live call should dial 888-208-1711, or for international callers 323-994-2082, and enter Conference ID Code 6155125. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e0e26f16dfe5e7c2da2ea326ed10ddce4. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.
A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 6155125, through February 21, 2019. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Current Calendar of Upcoming Investor Events

•	Morgan Stanley Healthcare Access Day - March 19, 2019 (Boston)

•	International Seating Symposium - March 20-21, 2019 (Pittsburgh)

•	Needham Annual Healthcare Conference - April 9-10, 2019 (New York)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including the adverse impacts of new tariffs or increases in commodity prices or freight costs; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions, including the investigation of pricing practices of one of the company’s former rentals businesses; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan; possible adverse effects on the company’s liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives, including its enhanced transformation and growth plan; any failure to achieve anticipated improvements in segment operating loss or convert high inventory levels to cash; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$244,576	$250,351	$972,347	$966,497
Cost of products sold	176,352	182,007	704,671	697,246
Gross Profit	68,224	68,344	267,676	269,251
Selling, general and administrative expenses	66,934	72,661	281,906	296,816
Charges related to restructuring activities	1,816	3,301	3,481	12,274
Asset write-down related to an intangible asset	583	320	583	320
Operating Loss	(1,109)	(7,938)	(18,294)	(40,159)
Net loss (gain) on convertible debt derivatives	(7,790)	957	(11,994)	3,657
Interest expense - net	7,231	6,701	27,802	22,434
Loss before Income Taxes	(550)	(15,596)	(34,102)	(66,250)
Income tax provision	695	2,066	9,820	10,291
Net Loss	$(1,245)	$(17,662)	$(43,922)	$(76,541)

Net Loss per Share—Basic	$(0.04)	$(0.54)	$(1.33)	$(2.34)

Weighted Average Shares Outstanding—Basic	33,185	32,834	33,124	32,752

Net Loss per Share—Assuming Dilution *	$(0.04)	$(0.54)	$(1.33)	$(2.34)

Weighted Average Shares Outstanding—Assuming Dilution	33,221	33,587	33,543	33,216
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE (c)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2018	2017	2018	2017
Net loss per share - assuming dilution*	$(0.04)	$(0.54)	$(1.33)	$(2.34)
Weighted average shares outstanding - assuming dilution	33,185	32,834	33,124	32,752
Net loss	(1,245)	(17,662)	(43,922)	(76,541)
Income tax provision	695	2,066	9,820	10,291
Loss before Income Taxes	(550)	(15,596)	(34,102)	(66,250)
Amortization of discount on convertible debt	3,020	2,717	11,608	8,811
Asset write-down related to an intangible asset	583	320	583	320
Net loss (gain) on convertible debt derivatives	(7,790)	957	(11,994)	3,657
Adjusted Loss before Income Taxes	(4,737)	(11,602)	(33,905)	(53,462)
Adjusted income taxes	695	2,066	9,820	9,771
Adjusted Net Loss (i)	$(5,432)	$(13,668)	$(43,725)	$(63,233)

Weighted average shares outstanding - assuming dilution	33,185	32,834	33,124	32,752

Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.16)	$(0.42)	$(1.32)	$(1.93)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of the release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(1,245)	$(17,662)	$(43,922)	$(76,541)
Income tax provision	695	2,066	9,820	10,291
Interest expense - net	7,231	6,701	27,802	22,434
Net loss (gain) on convertible debt derivatives	(7,790)	957	(11,994)	3,657
Operating loss	(1,109)	(7,938)	(18,294)	(40,159)
Asset write-down related to an intangible asset	583	320	583	320
Depreciation and amortization	3,577	3,673	15,556	14,631
EBITDA(e)	$3,051	$(3,945)	$(2,155)	$(25,208)

"EBITDA(e)" is a non-GAAP financial measure, which is defined at the end of this release. EBITDA includes stock-based compensation expense of $1.2 million and $5.3 million for the three and twelve months ended December 31, 2018, respectively, compared to $0.7 million and $7.3 million for the three and twelve months ended December 31, 2017, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $26,044,000 and $124,465,000 for the three and twelve months ended December 31, 2018, respectively, and $26,803,000 and $113,926,000 for the three and twelve months ended December 31, 2017, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
Revenues from external customers
Europe	$143,969	$144,052	$(83)	$558,518	$535,326	$23,192
NA/HME	73,270	79,351	(6,081)	306,615	320,818	(14,203)
IPG	14,236	13,804	432	57,975	59,472	(1,497)
Asia/Pacific	13,101	13,144	(43)	49,239	50,881	(1,642)
Consolidated	$244,576	$250,351	$(5,775)	$972,347	$966,497	$5,850

Operating income (loss)
Europe	$9,120	$8,996	$124	$32,673	$33,160	$(487)
NA/HME	(9,394)	(8,564)	(830)	(38,788)	(42,831)	4,043
IPG	1,946	1,267	679	6,282	5,839	443
Asia/Pacific	1,507	134	1,373	4,051	(27)	4,078
All Other	(1,889)	(6,150)	4,261	(18,448)	(23,706)	5,258
Charge related to restructuring activities	(1,816)	(3,301)	1,485	(3,481)	(12,274)	8,793
Asset write-down related to an intangible asset	(583)	(320)	(263)	(583)	(320)	(263)
Consolidated operating loss	(1,109)	(7,938)	6,829	(18,294)	(40,159)	21,865
Net (loss) gain on convertible derivatives	7,790	(957)	8,747	11,994	(3,657)	15,651
Net Interest expense	(7,231)	(6,701)	(530)	(27,802)	(22,434)	(5,368)
Loss before income taxes	$(550)	$(15,596)	$15,046	$(34,102)	$(66,250)	$32,148

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“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three and twelve-month periods referenced below. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2018 compared to three months ended December 31, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(0.1)%	(3.4)%	3.3%
NA/HME	(7.7)%	(0.4)%	(7.3)%
IPG	3.1%	(0.2)%	3.3%
Asia/Pacific	(0.3)%	(4.6)%	4.3%
Consolidated	(2.3)%	(2.3)%	—%

Twelve months ended December 31, 2018 compared to twelve months ended December 31, 2017:

	Reported	Foreign Currency Translation Impact	Constant Currency
Europe	4.3%	4.5%	(0.2)%
NA/HME	(4.4)%	—%	(4.4)%
IPG	(2.5)%	—%	(2.5)%
Asia/Pacific	(3.2)%	(2.1)%	(1.1)%
Consolidated	0.6%	2.4%	(1.8)%

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively, and net sales for the same periods as translated at the foreign exchange rates for the quarter ended March 31, 2018 with each then compared to each other (constant currency sequential net sales(b)). The company began this disclosure in 2Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	Q4 18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q4 18 at Q1 18 Foreign Exchange Rates	Q3 18 at Q1 18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$143,969	$8,513	$152,482	$150,891	$1,591	1.1%
NA/HME	73,270	325	73,595	73,954	(359)	(0.5)
IPG	14,236	25	14,261	15,187	(926)	(6.1)
Asia/Pacific	13,101	1,114	14,215	12,278	1,937	15.8
Consolidated	$244,576	$9,977	$254,553	$252,310	$2,243	0.9%

	Q3 18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q3 18 at Q1 18 Foreign Exchange Rates	Q2 18 at Q1 18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$144,339	$6,552	$150,891	$139,093	$11,798	8.5%
NA/HME	73,696	258	73,954	80,053	(6,099)	(7.6)
IPG	15,148	39	15,187	13,719	1,468	10.7
Asia/Pacific	11,376	902	12,278	14,128	(1,850)	(13.1)
Consolidated	$244,559	$7,751	$252,310	$246,993	$5,317	2.2%

	Q2 18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q2 18 at Q1 18 Foreign Exchange Rates	Q1 18 at Reported Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$138,896	$197	$139,093	$131,251	$7,842	6.0%
NA/HME	79,867	186	80,053	79,794	259	0.3
IPG	13,704	15	13,719	14,887	(1,168)	(7.8)
Asia/Pacific	13,685	443	14,128	11,066	3,062	27.7
Consolidated	$246,152	$841	$246,993	$236,998	$9,995	4.2%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2018	December 31, 2017
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$116,907	$176,528
Trade receivables, net	119,743	125,615
Installment receivables, net	1,574	1,334
Inventories, net	128,123	121,933
Other current assets	31,063	31,504
Total Current Assets	397,410	456,914
Other Assets	6,360	97,576
Intangibles	26,506	30,244
Property and Equipment, net	74,306	80,016
Goodwill	381,273	401,283
Total Assets	$885,855	$1,066,033
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$92,469	$90,566
Accrued expenses	99,867	118,697
Current taxes payable	3,762	6,761
Short-term debt and current maturities of long-term obligations	2,110	2,040
Total Current Liabilities	198,208	218,064
Long-Term Debt	253,535	241,405
Other Long-Term Obligations	74,965	183,270
Shareholders’ Equity	359,147	423,294
Total Liabilities and Shareholders’ Equity	$885,855	$1,066,033

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (d)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided (used) by operating activities	$3,119	$27,593	$(46,423)	$(25,774)
Plus:
Sale of property and equipment	2	158	40	369
Advance payment from sale of property			3,524	—
Less:
Purchases of property and equipment	(2,009)	(7,180)	(9,823)	(14,569)
Free Cash Flow(d)	$1,112	$20,571	$(52,682)	$(39,974)

Definitions of Non-GAAP Financial Measures

(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2018 and December 31, 2017, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) "Constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2018. The "Business Segment Sequential Net Sales" table accompanying this release compares net sales for the three months ended December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018 to each other with each quarter translated at the foreign exchange rates for the three months ended March 31, 2018. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.

(c) "Adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(i) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds, including advances from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table located after the Condensed Consolidated Balance Sheets included in this press release.
(e) "Earnings Before Interest Taxes Depreciation and Amortization" ("EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, asset write-downs related to intangible assets and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to EBITDA” table included in this press release.
(f) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.

(g) Cash conversion days are equal to days in receivables plus days in inventory less days in accounts payable.

(h) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, asset write-downs related to intangible assets, depreciation and amortization, equity compensation and charges related to restructuring activities. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company.

(i) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($3.0 million and $11.6 million pre-tax for the three and twelve months ended December 31, 2018, respectively, compared to $2.7 million and $8.8 million pre-tax for the three and twelve months ended December 31, 2017), asset write-down related to intangibles ($0.6 million for both the three and twelve months ended December 31, 2018 compared to $0.3 million for both the three and twelve months ended December 31, 2017) and net loss (gain) on convertible debt derivatives (net gains of $7.8 million and $12.0 million for the three and twelve months ended December 31, 2018, respectively, compared to net losses of $1.0 million and $3.7 million for the three and twelve months ended December 31, 2017, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included after the Condensed Consolidated Statement of Operations included in this press release.